Exhibit 99
NuTech Digital CEO Raises Revenue Guidance

June 10, 2005

In a public quarterly conference call update with shareholders, held on June 9, 2005 at 4:15PM EST, NuTech Digital CEO Lee Kasper raised revenue guidance for the twelve months commencing with the newly signed agreement with WEA Corporation.

CEO Lee Kasper, when asked about the revenues arising from the newly signed distribution agreement with WEA, told shareholders that NTDL anticipated new revenues of $3 million, in addition to the base of revenue achieved by NTDL in fiscal year 2004.

He was quoted from the conference call, “Another revenue category, which is very exciting, is the distribution of contemporary music.  We feel this complements our product offerings and we intend to expand this facet of our business.  Sales of our contemporary music products accounted for $57,717 during 2004, which represented 1.38% of our revenues for the year. Since some of our music rights include CDs, we believe the down load of audio music from your computers will be very successful in raising additional revenues with companies such as AOL, I Tunes, Real Media, and Napster to mention a few.”

He continued, “To wrap up the contemporary music aspect of our business, we anticipate these revenues to grow from fiscal year 2004’s $57,000 to an annual run rate of over $3 million over the next 12 months, which would bring our music division up to 40% of our revenues. This can be done with the 70 titles that we have in our library already that has yet to be released, which are covered under the new distribution agreement with Warner Music Group.”

Commenting on how NuTech’s recent restructuring plan and new distribution agreements would tie in with its corporate plans to take advantage of the market opportunity in Hi Definition Concert DVDs, he said, “However, most interesting, is that new artists will know who is distributing for us, and if we are dealing with two of the industry’s largest names, then that should help us attract better concert deals, with better artists, for better terms, because now NuTech is playing in the land of the giants.”

Separately, on May 18, 2005, NuTech had announced a distribution agreement for some of their DRM encoded video titles with CinemaNow, the global leader in broadband delivered video.

Cautionary Statement

This press release contains forward-looking statements that involve risks, uncertainties and assumptions that if they never materialize or prove incorrect, could cause NuTech Digital, Inc.'s results to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including the statement that NuTech Digital, Inc. anticipates revenue growth to over $3 million from its contemporary music products, any other projections of earnings, revenue, or other financial items, any statements of the plans, strategies, and objectives of management for future operations, any statements concerning proposed new products, services or developments, any statements regarding future economic conditions or performance, statements of belief and any statements of assumptions underlying any of the foregoing. These statements are based on expectations as of the date of this press release. Actual results may differ materially from those projected because of a number of risks and uncertainties, including those detailed from time to time in NuTech Digital, Inc.'s reports filed with the Securities and Exchange Commission.